Exhibit 10.103

FORM OF STOCK OPTION AGREEMENT
FOR SENIOR VICE PRESIDENTS AND ABOVE
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN
Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), pursuant to its 2004 Equity Incentive Plan (as amended and restated, the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares (as defined in the Plan) set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth herein and in the Terms and Conditions to the Option (the “Terms and Conditions”), including any applicable country-specific terms and conditions for Participant’s country set forth in the appendix thereto (the “Appendix”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined, the terms defined in the Plan shall have the same defined meanings in this Stock Option Grant Notice (the “Grant Notice”) and the Terms and Conditions.

Participant:

Employee ID:

Grant Date:

Exercise Price per Share:	$

Total Exercise Price:	$

Total Number of Shares Subject to the Option:

Expiration Date:

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:	[To be specified in individual agreements], subject to Participant continuing to be an active Service Provider through each applicable vesting date.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant hereby: (a) agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions, the Appendix and this Grant Notice; (b) acknowledges that he or she has reviewed the Plan, the Terms and Conditions, the Appendix, and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of the Plan, the Terms and Conditions, the Appendix and this Grant Notice; and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Terms and Conditions, the Appendix, or this Grant Notice.

ADVANCED MICRO DEVICES, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:

TERMS AND CONDITIONS
STOCK OPTION AWARD
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

These Terms and Conditions, together with the Plan, the Grant Notice, and any applicable country-specific terms and conditions contained in the Appendix hereto, comprise your agreement (the “Agreement”) with the Company regarding the grant of stock options under the Plan (the “Options”) to purchase the number of Shares set forth in the Grant Notice, at the exercise price per share set forth in the Grant Notice (the “Exercise Price”).

1.Vesting of Options. The Options will vest on the date(s) shown on the Grant Notice provided that you continue to be an active Service Provider through each vesting date.
2.    Exercise of Options.
(a)    Right to Exercise. The Options are exercisable during their term in accordance with the vesting schedule set out in the Grant Notice and the applicable provisions of the Plan and the Agreement. The Options may only be exercised for whole Shares.
(b)    Method of Exercise. Unless otherwise determined by the Administrator, the Options are exercisable during your lifetime only by you, and after your death only by your legal representative. The Options may only be exercised by the delivery to the Company of a properly completed written notice of exercise (the “Notice of Exercise”), in the form specified by the Administrator or its designee, which may be electronic or written. The Notice of Exercise must specify the number of Shares to be purchased and the Exercise Price for such Shares, together with payment in full of such aggregate Exercise Price and all applicable Tax-Related Items (as defined in Section 7). In the event the Options or a portion thereof are exercised by any person or persons other than you, the Options may only be exercised by the delivery to the Company of appropriate proof of the right of such person or persons to exercise the Options. Payment must be made in a manner permitted in Section 3 below or as authorized by the Administrator pursuant to the Plan and/or as specified in the Appendix. The Options may not be exercised unless you agree to be bound by such documents as the Administrator may require, including all Award Documentation. The Notice of Exercise must be received by the Company prior to the termination or expiration of the Option.
(c)    Exercise Price. The Exercise Price shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if these Options are designated as Incentive Stock Options and you own (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.
The Administrator may deny any exercise otherwise permitted hereunder if the Administrator determines, in its discretion, that such exercise could result in a violation of U.S. federal, state or foreign securities laws.
3.    Method of Payment. Payment of the aggregate Exercise Price must be by any of the following, or a combination thereof, unless provided otherwise in the Appendix:
(a)    cash;
(b)    check;
(c)    consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, including without limitation, to the extent permitted by Applicable Laws, (i) other Shares which (A) in the case of Shares acquired upon exercise of a stock option, have been owned by you for such period of time as may be required by the Administrator in order to avoid accounting consequences and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option shall be exercised or (ii) broker-assisted cashless exercise; and/or

(d)    any other method authorized by the Administrator.

Notwithstanding the foregoing, the Company reserves the right to restrict the methods of payment of the Exercise Price if necessary to comply with Applicable Laws, as determined by the Company in its discretion.

4.    Nontransferability of Options. The Options may not be pledged, assigned, sold or otherwise transferred other than by will or by the laws of descent and distribution, unless and until the Shares underlying the Options have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Options nor any interest or right therein shall be liable for the debts, contracts or engagements of you or your successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. The terms of the Plan and the Agreement will be binding upon your executors, administrators, heirs, successors and assigns.
5.    Term of Option. The Options may be exercised only within the term set out in the Grant Notice, which shall in no event be more than seven years from the Grant Date, and may be exercised during such term only in accordance with the Plan and the terms of the Agreement. If these Options are designated as Incentive Stock Options and you owned (within the meaning of Section 424(d) of the Code), at the time the Options were granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the term shall be in no event more than five years from the Grant Date.
6.    Termination as a Service Provider.
(a)    Termination Generally. If your status as an active Service Provider terminates for any reason, other than death or Disability or for Misconduct, vested Options may be exercised at any time before the earlier of (i) the expiration date set forth in the Grant Notice or (ii) the date that is three (3) months after your date of termination, whichever is the shorter period, but only to the extent you were entitled to exercise the Options at the date of termination, as described in Sections 1 and 2 hereof.
(b)    Termination Due to Death or Disability. If your status as an active Service Provider terminates due to your death or Disability, any Options that would have vested in the calendar year of your death or Disability are immediately vested. You (or your heirs, as applicable) will have twelve (12) months from the date your status as a Service Provider is terminated due to death or Disability to exercise any vested Options. In no case will the post-termination exercise period extend beyond the term limit for the Options as set out in the Grant Notice.
(c)    Termination due to Misconduct If your status as an active Service Provider terminates for Misconduct or if you engage in Misconduct while the Options are outstanding, then the Options shall terminate immediately and cease to be outstanding. If your employment or service is suspended pending an investigation of whether you will be terminated for Misconduct, all of yours rights under the Options, including any right to exercise the Options, shall be suspended during the investigation period.
For purposes of the Options, your status as a Service Provider will be considered terminated (regardless of the reason for termination and whether or not the termination is in breach of Applicable Laws), effective as of the date that you are no longer actively employed or providing services and will not be extended by any notice period mandated under Applicable Laws (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to Applicable Laws). The Administrator will have the exclusive discretion to determine when you are no longer actively employed or providing services for purposes of your Options (including whether you may still be considered to be providing services while on a leave of absence).

7.    Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if you are covered under a Company tax equalization policy).. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;

(b)
withholding from the proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale (specifically including where you exercise this Option in accordance with Section 3(b) above) or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without your further consent or direction;

(c)	withholding in Shares to be issued upon exercise of the Options; or

(d)	requiring you to make a payment in cash by certified check or wire transfer.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercise, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
If you are covered by a Company tax equalization policy, you agree to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. Finally, you must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
8.    Other Terms and Conditions.
(a)    The Plan. The Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in the Agreement. As a condition to your receipt and exercise of the Options, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan.
(b)    Stockholder Rights. Until the Shares are issued upon exercise, you have no right to vote or receive dividends or any other rights as a stockholder with respect to the Options.

(c)    Employment Relationship. Nothing in the Agreement will confer on you any right to continue in the employ of the Company or the Employer or interfere with or restrict rights of the Company or the Employer, which are hereby expressly reserved, to terminate your employment at any time.
(d)    Change of Control. If your employment is terminated by the Company or the Employer (including for this purpose any successor to the Company due to such Change of Control and any employer that is an Affiliate of such successor) for any reason other than for Misconduct or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the Options will become fully vested upon the date of termination.
(e)    Declination of Options. If you wish to decline your Options, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive any other benefits or compensation as replacement for the declined Options. Your decision to not timely file the Declination of Grant form will constitute your acceptance of the Award on the terms on which it is offered, as set forth in this Agreement and the Plan.
(f)    Recovery in the Event of a Financial Restatement; Claw-Back Policy. In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Administrator will review all equity-based compensation (including the Options) awarded to employees at the Senior Vice President level and above. If the Administrator (in its sole discretion) determines that you were directly involved with fraud, misconduct or gross negligence that contributed to or resulted in such accounting restatement, the Administrator may, to the extent permitted by governing law and as appropriate under the circumstances, recover for the benefit of the Company all or a portion of the equity-based compensation awarded to you, including (without limitation) by cancelation, forfeiture, repayment and disgorgement of profits realized from the sale of securities of the Company; provided, however, the Administrator will not have the authority to recover any equity-based compensation awarded more than 18 months prior to the date of the first public issuance or filing with the U.S. Securities and Exchange Commission (the “SEC”) (whichever first occurs) of the financial document embodying such financial reporting requirement. In determining whether to seek recovery, the Administrator may take into account any considerations it deems appropriate, including Applicable Laws and whether the assertion of a recovery claim may prejudice the interests of the Company in any related proceeding or investigation. Further, and notwithstanding the foregoing, the Options (including any proceeds, gains or other economic benefit actually or constructively received by you under the Options or upon the receipt or resale of any Shares issued upon exercise of the Options) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.
(g)    Incentive Stock Options. If you are a U.S. taxpayer and your Options are designated as Incentive Stock Options, you hereby acknowledge that, to the extent that the aggregate Fair Market Value (determined as of the time the Options are granted) of all Shares with respect to which Incentive Stock Options, including the Options (if applicable), are exercisable for the first time by you in any calendar year exceeds $100,000, the Options and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. You further acknowledge that the rule set forth in the preceding sentence shall be applied by taking the Options and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. You acknowledge that an Incentive Stock Option exercised more than three months after your termination of employment, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.
9.    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of the Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)    all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;
(d)    you are voluntarily participating in the Plan;
(e)    the Options and the Shares subject to the Options, and the value of and income from the Options and Shares, are not intended to replace any pension rights, retirement benefits or other compensation;
(f)    the Options and the Shares subject to the Options, and the value of income of and income from the Options and Shares, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;
(g)    the Option grant and your participation in the Plan will not be interpreted to form an employment contract or other service relationship with the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates;
(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)    if the underlying Shares do not increase in value, the Options will have no value;
(j)    if you exercise the Options and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;
(k)    no claim or entitlement to compensation or damages will arise from forfeiture of the Options resulting from termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of Applicable Laws), and in consideration of the grant of the Options to which you are otherwise not entitled, you irrevocably agree to (i) never institute any such claim against the Company, the Employer, or any of their respective Affiliates, (ii) waive your ability, if any, to bring any such claim against the Company, the Employer or any of their respective Affiliates, (iii) forever release the Company, the Employer and each of their respective Affiliates from any such claim, and (iv) execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of any such claim that is allowed by a court of competent jurisdiction, in each case to the maximum extent permitted by Applicable Laws;
(l)    the Options and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger of the Company with or into another company or the sale of substantially all of the assets of the Company; and
(m)    if you are providing services outside the United States:
(i)    the Options and the Shares subject to the Options, and the value of and income from same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    none of the Company, the Employer, or any of their respective Parents, Subsidiaries or Affiliates will be liable for any foreign exchange rate fluctuation between any local currency and the U.S. Dollar that may affect the value of the Options, any amounts due to you pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.    Data Privacy. You understand that the Company and the Employer shall hold certain personal information about you, including, but not limited to, your name, home address, email address, and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (your “Data”).
You understand that it will be necessary for your Data to be collected, used and transferred, in electronic or other form, as described in the Agreement and any other Award Documentation by and among, as applicable, the Employer, the Company and their respective Parents, Subsidiaries and Affiliates. Such processing will be for the exclusive purpose of implementing, administering and managing your participation in the Plan, and therefore for the performance of the Agreement. The provision of your Data is a contractual requirement. Without the provision of your Data, it will not be possible to for the Company and/ or the Employer to perform their obligations under the Agreement.

You understand that, in performing the Agreement, it will be necessary for:

•
your Data to be transferred to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan;

•
the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan; and

•	your Data to be held only as long as is necessary to implement, administer and manage your participation in the Plan.
If you are located in the European Union, you understand that the recipients of your Data may be located in countries outside of the European Union, including the United States , and that the recipients’ country may not have privacy laws and protections that are equivalent to those of the European Union member state in which you are based. You understand that if you reside in the European Union, you can request a list with the names and addresses of any recipients of your Data by contacting your local human resources representative.

You understand that if you reside in the European Union, you may, at any time and free of charge, request access to your Data, object to the processing of your Data, request to have access to it restricted, request additional information about the storage and processing of your Data, require any necessary amendments to your Data or ask for it to be erased by contacting your local human resources representative in writing. You may also have the right to receive a copy of your Data in a machine-readable format, and the right to not to be subject to any decision that significantly affects you being taken solely by automated processing, including profiling. We will process any request in line with applicable laws and our policies and procedures. You also have the right to lodge a complaint with a local supervisory authority.

12.    Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer; and, you understand that the Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Options or portion thereof prior to fulfillment of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which the Company’s common stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the SEC or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience. The Shares deliverable upon the exercise of the Options shall be fully paid and nonassessable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company has unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary or advisable to comply with Applicable Laws.
13.    Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.
14.    Administrator Authority. The Administrator has the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Options have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement.
15.    Governing Law; Jurisdiction; Severability. The Agreement is to be governed by and construed in accordance with the internal laws of the State of Delaware, U.S.A., as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by any grant of Options or the Agreement, the Company and you hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation will be conducted only in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where this grant is made and/or to be performed. If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
16.    Further Instruments. The parties agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.
17.    Language. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if you have received the Agreement or any other Award Documentation translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.    Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of these Terms and Conditions, unless otherwise noted.
21.    Appendix. Notwithstanding any provisions in the Award Documentation, the Options are subject to any special terms and conditions for your country set forth in an Appendix to these Terms and Conditions. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Company reserves the right to require you to sign any additional agreements or undertakings that may be necessary to accomplish the forgoing. The Appendix constitutes part of the Agreement.
22.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement will not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.
23.    Entire Agreement. The Plan, these Terms and Conditions, the Appendix and the Grant Notice constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.
24.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell other otherwise dispose of Shares or rights to Shares or rights linked to the value to Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed insider information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties (including employees and other service providers) or causing them otherwise to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
25.    Notices. Any notice to be given under the terms of the Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last residential or email address reflected on the Company’s records. By a notice given pursuant to this Section 25, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to you shall, if you are then deceased, be given to your legal representative. Any notice shall be deemed duly given to you (or, if applicable, your legal representative), (a) if it is delivered by email, upon confirmation of receipt (with an automatic “read receipt” constituting acknowledgment of receipt for purposes of this Section 25(a)); and (b) if sent by certified mail (return receipt requested), on the second business day following deposit (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar local service in jurisdictions outside of the United States.
26.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the Option and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
27.    Section 409A. The Options are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the Agreement, if at any time the Administrator determines that the Options (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Options to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

28.    Limitation on Your Rights. Participation in the Plan confers no rights or interests other than as herein provided. The Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. You shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Options, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.
29.    Notification of Disposition. If these Options are designated as Incentive Stock Options, you shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under the Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to you. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by you in such disposition or other transfer.
30.    Termination, Rescission and Recapture. The Options are intended to align your long-term interests with the long-term interests of the Company. If you engage in certain activities discussed below, either during employment with the Company or after such employment terminates for any reason, the Company may terminate any outstanding, unexercised, unexpired or unpaid Options (“Termination”), rescind any exercise, payment or delivery pursuant to the Options (“Rescission”) or recapture any cash or any Shares or proceeds from your sale of Shares acquired pursuant to the Options (“Recapture”), as more fully described below and to the extent permitted by Applicable Laws. For purposes of this Section 30, “Competitive Organization or Business” is defined as those corporations, institutions, individuals, or other entities identified by the Company as competitive or working to become competitive in the Company’s most recently filed annual report on Form 10-K.
(a)You are acting contrary to the long-term interests of the Company if you fail to comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that you signed or otherwise agreed to in favor of the Company.
(b)    You are acting contrary to the long-term interests of the Company if, during the restricted period set forth below, you engage in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company operates, sells products or does business:
(i)    while employed by the Company, you render services to or otherwise directly or indirectly engage in or assist, any Competitive Organization or Business;
(ii)    while employed by the Company or at any time thereafter, without the prior written consent of the Compensation Committee of the Board, you (A) use any confidential information or trade secrets of the Company to render services to or otherwise engage in or assist any Competitive Organization or Business or (B) solicit away or attempt to solicit away any customer or supplier of the Company if in doing so, you use or disclose any of the Company’s confidential information or trade secrets;
(iii)    while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is a Competitive Organization or Business (as conducted now or during the term of this Agreement);
(iv)    while employed by the Company or during the period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit away or influence or attempt to influence or solicit away any client, customer or other person either directly or indirectly to direct his/her or its purchase of the Company’s products and/or services to any Competitive Organization or Business; or
(v)    while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit or influence or attempt to influence or solicit any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his/her employment or consulting relationship with the Company or become an employee of or perform services for any outside organization or business that is or is working to become competitive with the Company.
The activities described in this Section 30(b) are collectively referred to as “Activities Against the Company’s Interest.”
(c)    If the Company determines, in its sole and absolute discretion, that: (i) you have violated any of the requirements set forth in Section 30(a) above or (ii) you have engaged in any Activities Against the Company’s Interest (the date on which such violation or activity first occurred being referred to as the “Trigger Date”), then the Company will, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture of any or all of the Options, the Shares issued to you upon exercise of the Options or the proceeds you received therefrom, provided, that such Termination, Rescission and/or Recapture shall not apply to the Options, the Shares issued to you upon exercise of Options, to the extent that such Options was exercised earlier than one (1) year prior to the Trigger Date. Within ten days after receiving notice from the Company that Rescission or Recapture is being imposed on any Option, you shall deliver to the Company the Shares acquired pursuant to the Option, or, if you have sold such Common Stock, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if you return Common Stock that you purchased pursuant to the exercise of the Option (or the gains realized from the sale of such Common Stock), the Company shall promptly refund the exercise price, without earnings, that you paid for the Common Stock. Any payment by you to the Company pursuant to this Section 30(c) shall be made either in cash or by returning to the Company the number of shares of Common Stock that you received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if after your termination of employment, you purchase, as an investment or otherwise, stock or other securities of an organization or business in competition with the Business of the Company, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a one percent equity interest in the organization or business.
(d)    Upon exercise of the Option or payment or delivery of Shares pursuant to the Option, you shall, if requested by the Company, certify on a form acceptable to the Company that you are in compliance with the terms and conditions of this Agreement and, if you are no longer a Service Provider, shall state the name and address of your then-current employer or any entity for which you perform business services and your title, and shall identify any organization or business in which you own a greater-than-one-percent equity interest.
(e)    Notwithstanding the foregoing provisions of this Section 30, in exceptional cases, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by you or the Options shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act by you or other stock options or awards.
(f)    Nothing in this Section 30 shall be construed to impose obligations on you to refrain from engaging in lawful competition with the Company after the termination of employment. For the avoidance of doubt, you acknowledge that this Section 30(f) shall not limit or supersede any other agreement between you and the Company concerning restrictive covenants.
(g)    All administrative and discretionary authority given to the Company under this Section 30 shall be exercised by the Compensation and Leadership Resources Committee of the Board, or an executive officer of the Company as the Compensation Committee may designate from time to time.
(h)    Notwithstanding any provision of this Section 30, if any provision of this Section 30 is determined to be unenforceable or invalid under any Applicable Laws, such provision will be applied to the maximum extent permitted by Applicable Laws, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under Applicable Laws. Furthermore, if any provision of this Section 30 is illegal under any Applicable Laws, such provision shall be null and void to the extent necessary to comply with Applicable Laws.

(i)    Notwithstanding the foregoing, this Section 30 shall not be applicable to you from and after your termination of employment if such termination of employment occurs after a Change of Control.
31.    Foreign Asset/Account Reporting; Exchange Control Requirements. Certain applicable foreign asset and/or foreign account reporting requirements and exchange controls may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that you are responsible for complying with any applicable regulations, and that you should speak to your personal legal advisor for any details.
By signing the Grant Notice or otherwise accepting the Option grant and any Shares acquired at exercise of the Options, you agree to be bound by terms of the Agreement and the Plan.

APPENDIX
Terms and Conditions
Stock Option Award
Advanced Micro Devices, Inc. 2004 Equity Incentive Plan
Capitalized terms not specifically defined in this Appendix (this “Appendix”) have the same meaning assigned to them in the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (as amended and restated, the “Plan”) and/or the Terms and Conditions to which this Appendix is attached (the “Terms and Conditions”).
This Appendix includes additional terms and conditions that govern the grant of Options in the United Kingdom. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the grant but prior to the vesting and/or exercise of the Options or are considered a resident of another country for local law purposes, the Company may, in its discretion, determine to what extent the additional terms and conditions contained herein will be applicable to you.
The additional terms and conditions set forth herein are based on the laws in effect in the United Kingdom as of September 2018. The laws of the United Kingdom are complex and subject to change. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at vesting or exercise of the Options, receipt of any dividends or the subsequent sale of the Shares. Accordingly, if you are subject to the laws of the United Kingdom, you should seek appropriate professional advice as to how those may apply to your particular situation.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 7 of the Terms and Conditions:
Without limitation to Section 7 of the Terms and Conditions, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax- Related Items, as and when requested by the Company or the Employer, as applicable, or by Her Majesty's Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply in case the indemnification could be considered a loan. In this case, the amount of income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any National Insurance contributions due on this additional benefit, which may be recovered from you by the Company or the Employer at any time thereafter by any of the means referred to in this Section 7.

[End of Agreement]